Exhibit 99.1

AEP Industries Inc. Reports Fiscal 2004 Second Quarter and Six Months Results

    SOUTH HACKENSACK, N.J., June 14 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI; the "Company") today reported financial results for its fiscal second quarter and six months ended April 30, 2004.

    Net sales increased 7.8 percent in the 2004 second quarter to $205,985,000 compared with $191,006,000 in the fiscal 2003 second quarter. Excluding $12,407,000 of positive impact of foreign exchange, worldwide net sales increased $2,572,000 or 1.3 percent. The increase in net sales during the 2004 second quarter was primarily due to a 1.0 percent increase in sales volume.

    For the first six months of fiscal 2004, net sales rose 9.5 percent to $394,879,000 compared with $360,778,000 in the same period last year. Excluding $28,247,000 of positive impact of foreign exchange, net sales increased $5,854,000 or 1.6 percent. For the six month period, the increase in net sales was due to a 2.4 percent increase in unit prices, which was partially offset by a 0.8 percent decrease in sales volume.

    Gross profit in the second quarter of 2004 improved to 18.0 percent from
16.5 percent in the same quarter last year. The $5,477,000 improvement in gross profit in the 2004 second quarter is largely due to the above-mentioned positive impact of foreign exchange combined with increased sales volume and improved material margins.

    During the six-month period, gross profit improved to 17.6 percent from
16.7 percent in the first half of 2003. The $9,218,000 increase in gross profit in the first six months of 2004 is primarily a result of the positive impact of foreign exchange combined with improved material margins, which was partially offset by a slight decline in volume compared with the six month period last year.

    Operating expenses in the second quarter were $15,000 less than the second quarter of 2003. The decrease in operating expenses occurred despite a negative impact of foreign exchange of $1,650,000 and included a net cost reduction of $996,000 resulting from the liquidation of FIAP.

    For the six month period, operating expenses increased $76,000 and included $3,595,000 of negative impact of foreign exchange effect partially offset by the net cost reduction of $2,004,000 resulting from the liquidation of FIAP.

    Income from operations improved to $9,706,000 in the 2004 second quarter compared with $3,934,000 in the 2003 second quarter. This improvement is primarily the result of the previously mentioned improvement in material margins, a slight increase in volume and the net effect of the FIAP liquidation between the periods, which was to increase 2004 income from operations by $479,000.

    The Company reported income from operations of $16,391,000 for the first half of fiscal 2004, compared with $6,916,000 in the same period last year. This improvement is primarily due to improved material margins, combined with the net effect of the FIAP liquidation between the first six months of 2004 and the same period last year, which was to increase 2004 year-to-date income from operations by $1,816,000.

    For the 2004 second quarter the Company reported a net loss of $793,000 or $0.10 per diluted share, compared with a net loss of $3,396,000 or $0.42 per diluted share in the same quarter last year.

    The net loss for the first six months of 2004 was $1,599,000 or $0.19 per diluted share, compared with a net loss of $7,602,000 or $0.95 per diluted share in the first half last year.

    "We are excited about the positive trends in our operating results for the second quarter and first six months of fiscal 2004. The lower operating expenses and improved operating margins are a direct result of the global actions we have taken to strengthen and better position our business over the past two years," commented Brendan Barba, Chairman and Chief Executive Officer of the Company.

    "The fact that we posted improved gross margins and operating margins illustrates the validity of our global strategic focus to be the low cost provider in all of our major markets. We remain focused on shareholder value and expect to see operating metrics continue to improve over the coming quarters," concluded Mr. Barba.

    The Company invites all interested parties to listen to its second quarter conference call live over the Internet at http://www.aepinc.com on Tuesday, June 15, 2004 at 10:00 a.m. EDT. An archived version of the call will be made available after the call is concluded.

    AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in ten countries throughout North America, Europe and Australasia.

    Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

                               AEP INDUSTRIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
        (in thousands, except per share data and gross profit percentages)

                                     For the Three Months   For the Six Months
                                              Ended               Ended
                                             April 30,           April 30,
                                          2004      2003      2004      2003
    NET SALES                          $205,985  $191,006  $394,879  $360,778
    COST OF SALES                       168,944   159,442   325,232   300,349
           Gross profit                  37,041    31,564    69,647    60,429
                                          18.0%     16.5%     17.6%     16.7%
    OPERATING EXPENSES
       Delivery                           9,305     9,715    18,056    18,181
       Selling                           10,118    10,696    20,346    21,218
       General and Administrative         8,346     7,373    15,364    14,291
           Total operating expenses      27,769    27,784    53,766    53,690
    OTHER OPERATING INCOME (EXPENSE):
       Gain on sales of property and
        equipment, net                      434       154       510       177
           Income from operations         9,706     3,934    16,391     6,916
    OTHER INCOME (EXPENSE):
       Interest expense                  (6,376)   (6,428)  (12,824)  (12,753)
       Other, net                           173      (369)      252    (1,709)
                                         (6,203)   (6,797)  (12,572)  (14,462)
           Income (loss) before
            provision for income taxes    3,503    (2,863)    3,819    (7,546)
    PROVISION FOR INCOME TAXES            4,296       533     5,418        56
           Net income (loss)              $(793)  $(3,396)  $(1,599)  $(7,602)
        EARNINGS (LOSS) PER SHARE:
       Net income (loss) per common
        share-basic and diluted          $(0.10)   $(0.42)   $(0.19)   $(0.95)
SOURCE  AEP Industries Inc.
    -0-                             06/14/2004
    /CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer of AEP Industries Inc., +1-201-807-2330, feeneyp@aepinc.com/
    /Web site:  http://www.aepinc.com /
    (AEPI)
CO:  AEP Industries Inc.
ST:  New Jersey
IN:  FOD AGR CHM
SU:  ERN CCA
NB